SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JEFFERIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Monday, May 22, 2006

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 22, 2006, at 9:30 a.m. At the meeting, we will:

1. Elect seven directors to serve until our next Annual Meeting, and

2. Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on April 3, 2006.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to help you understand what your vote means and to review how we have performed during 2005. We hope you will find it interesting and informative.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 12, 2006

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

April 12, 2006

PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 22, 2006, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on April 3, 2006. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 12, 2006.

Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on the night before the meeting, May 21, 2006. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting, or (iii) attending the meeting and voting in person.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares in accordance with your directions at the meeting. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the seven nominees for Director whose names are listed in this Proxy Statement, and if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of the Executive Committee of Jefferies & Company, Inc.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On April 3, 2006, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 59,251,182 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. Each share you hold on the record date will give you the right to one vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

The seven Directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular Director will not count as a vote against that Director, since there is no minimum number of votes necessary to elect a Director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for Director who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it in accordance with the Corporate Governance Guidelines.

Approval of other items at the meeting will require a YES vote from at least a majority of the shares present in person or represented by proxy that are entitled to vote on the subject matter at the meeting. Abstaining on a matter that requires a majority approval will count as a vote against that matter.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions on certain matters, the broker cannot vote your shares. Such a broker “non-vote” will have no effect on the election of Directors or on the outcome of the vote on any other item properly raised at the meeting.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our Directors,

•	each Executive Officer named in the Summary Compensation Table and

•	all Directors and Executive Officers as a group.

The information set forth below is as of February 1, 2006, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13G filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of Common		Percentage of
	Stock Beneficially		Common Stock
Name and Address of Beneficial Owner	Owned		Beneficially Owned

Earnest Partners, LLC	6,466,385	(1)	10.9%
75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309
Jefferies Group, Inc. Employee Stock Ownership Plan	5,482,727	(2)	9.3%
Richard B. Handler	4,191,500	(3)	6.8%
Baron Capital Group, Inc.	4,006,909	(4)	6.8%
767 Fifth Avenue New York, New York 10153
Brian P. Friedman	909,267	(5)	1.5%
John C. Shaw, Jr.	466,710	(6)	*
Joseph A. Schenk	221,518	(7)	*
Richard G. Dooley	211,122	(8)	*
Frank J. Macchiarola	173,650	(9)	*
Maxine Syrjamaki	144,507	(10)	*
Lloyd H. Feller	100,267	(11)	*
W. Patrick Campbell	45,001	(12)	*
Robert Joyal	2,000	(13)	*
Michael T. O’Kane	0
All Directors and Executive Officers	6,463,543	(14)	10.9%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The indicated interest was reported on a Schedule 13G filed with the SEC by Earnest Partners, LLC on February 8, 2006. In its Schedule 13G, Earnest Partners reported that as of December 31, 2005, it had sole voting power over 2,328,753 shares, shared voting power over 2,218,932 shares, sole dispositive power over 6,466,385 shares and shared dispositive power over no shares.

(2)	Under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2005, 5,482,727 shares were held in the ESOP Trust, and all of those shares were allocated to the accounts of ESOP participants. Those shares allocated to the accounts of Directors and Executive Officers are indicated on their respective entries in the table and are also included in the ESOP figure. Because of its role as trustee for the ESOP, Wells Fargo Bank, N.A. may also be deemed to have shared dispositive power over the shares held by the ESOP. The ESOP is directed by a committee which serves as its Plan Administrator. Our Board of Directors appoints the members of the committee, which currently consist of Gordon McDonnell, Robert Welch, David Losito and Scott Sullivan. These individuals are each employees of Jefferies & Company, Inc., and each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account. Wells Fargo & Company, on behalf of Wells Fargo Bank, N.A. and Wells Fargo Funds Management, LLC has filed a Schedule 13G with the SEC. In its 13G, Wells Fargo reported that as of December 31, 2005, it had sole voting power over 6,637 shares, shared voting power over 5,589,906 shares, sole dispositive power over no shares and shared dispositive power over 60 shares. We believe that the shares referred to in the Wells Fargo filing include the shares held by the ESOP.

(3)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 5,568,333 shares (representing 9.4% of the currently outstanding class). The table above includes 600,000 shares subject to immediately exercisable options; 25,076 shares subject to immediately exercisable options held under the Deferred Compensation Plan

(“DCP”); 1,773,721 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2006; 53,746 shares held under the ESOP; 22,537 RSUs resulting from dividend reinvestments on unvested RSUs which Mr. Handler has a right to acquire within 60 days from February 1, 2006; 41,160 RSUs resulting from dividend reinvestments on vested RSUs which Mr. Handler has a right to acquire within 60 days from February 1, 2006; and 20 shares held in an account for the benefit of Mr. Handler’s immediate family. The table above excludes 1,250,449 RSUs which do not represent a right to acquire within 60 days from February 1, 2006; 1,562 share denominated deferrals under Mr. Handler’s deferred compensation plan which do not represent a right to acquire within 60 days from February 1, 2006; 100 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Handler has neither voting nor dispositive power; and 124,721 share denominated deferrals under the DCP.

(4)	The indicated interest was reported on a Schedule 13G filed on February 14, 2006, with the SEC by Baron Capital Group, Inc. (“BCG”) on behalf of itself, BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. In its Schedule 13G, the entities reported beneficial ownership as of December 31, 2005 as follows: BCG — 4,005,387 shares; BAMCO — 3,798,000 shares; BCM — 207,387 shares; and Ronald Baron — 4,006,909 shares. Only Ronald Baron reported any sole voting or dispositive power, in each case over 1,522 shares. The entities reported shared voting power as follows: BCG — 3,586,987 shares; BAMCO — 3,398,000 shares, BCM — 188,987 shares; and Ronald Baron — 3,586,987 shares. BCG, BCM, BAMCO and Baron also reported shared dispositive power as follows: BCG — 4,005,387 shares; BAMCO — 3,798,000 shares, BCM — 207,387 shares; and Ronald Baron — 4,005,387 shares.

(5)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 1,373,218 shares (representing 2.32% of the currently outstanding class). The table above includes 320,000 shares which Mr. Friedman has a right to acquire within 60 days from February 1, 2006 in connection with the closing of Fund IV, as described in Certain Relationships and Related Transactions below; 95,000 shares subject to options which became exercisable on February 1, 2006; 3,320 shares subject to immediately exercisable options held under the DCP; 578 shares held under the ESOP; and 2,835 shares held by the Trustee of our profit sharing plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 417,119 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2006; 36,499 shares resulting from dividend reinvestments on vested RSUs which Mr. Friedman does not have a right to acquire within 60 days from February 1, 2006; 10,334 share denominated deferrals under the DCP; and an additional 200,000 shares Mr. Friedman may acquire in connection with the closing of Fund IV, as discussed in Certain Relationships and Related Transactions below.

(6)	The table above includes 222,403 shares of restricted stock as to which Mr. Shaw has voting but no dispositive power; 134,514 shares held under the ESOP; and 1,771 shares held under the PSP.

(7)	Assuming Mr. Schenk’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Schenk would beneficially own 358,877 shares (representing less than 1% of the currently outstanding class). The table above includes 105,466 shares subject to immediately exercisable options; 11,948 shares subject to immediately exercisable options held under the DCP; 25,616 vested RSUs which Mr. Schenk has a right to acquire within 60 days after February 1, 2006; 1,234 shares reflecting dividend resinvestments on unvested RSUs which reflect a right to acquire within 60 days from February 1, 2006; 1,841 shares held under the ESOP; 10,425 shares held under the PSP; and 60 shares held in accounts for the benefit of Mr. Schenk’s immediate family. The table above excludes 83,055 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2006; 5,329 shares resulting from vested and deferred dividend reinvestments which do not represent a right to acquire within 60 days from February 1, 2006; 137 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Schenk has neither voting nor dispositive power; and 48,638 share denominated deferrals under the DCP.

(8)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Dooley would beneficially own 252,191 shares (representing less than 1% of the currently outstanding class). The table above includes 66,730 shares subject to immediately exercisable options and 2,188 shares of restricted stock as to which Mr. Dooley has sole voting and no dispositive power. The table above excludes 21,733 deferred shares and 19,336 RSUs under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire within 60 days after February 1, 2006.

(9)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Macchiarola would beneficially own 189,850 shares (representing less than 1% of the currently outstanding class). The table above includes 86,306 shares subject to immediately exercisable options and 3,874 restricted shares under the DSCP as to which Mr. Macchiarola has sole voting and no dispositive power. The table above excludes 5,094 deferred shares and 11,106 RSUs under the DSCP, which do not reflect a right to acquire within 60 days after February 1, 2006.

(10)	Assuming Ms. Syrjamaki’s continued employment with us through the expiration of all applicable vesting and deferral periods, Ms. Syrjamaki would beneficially own 155,761 shares (representing less than 1% of the currently outstanding class). The table above includes 1,708 shares subject to immediately exercisable options held under the DCP; 79,005 shares held under the ESOP; 25 shares representing dividend reinvestments on unvested RSUs which Ms. Syrjamaki has a right to acquire within 60 days from February 1, 2006; and 28,482 shares under the PSP. The table above excludes 4,419 unvested and 248 vested RSUs which do not represent a right to acquire within 60 days from February 1, 2006; 16 dividend reinvestments on unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2006; and 6,571 share denominated deferrals under the DCP.

(11)	Assuming Mr. Feller’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 126,030 shares (representing less than 1% of the currently outstanding class). The table above includes 20,000 shares of unvested restricted stock as to which Mr. Feller has sole voting and no dispositive power; and 50,000 shares subject to immediately exercisable options. The table above excludes 18,271 unvested RSUs, 7,492 share denominated deferrals under the DCP and 267 shares held under the ESOP.

(12)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Campbell would beneficially own 52,328 shares (representing less than 1% of the currently outstanding class). The table above includes 37,284 shares subject to immediately exercisable options and 3,874 restricted shares under the DSCP as to which Mr. Campbell has voting but no dispositive power. The table above excludes 7,096 RSUs and 164 deferred shares under the DSCP which do not reflect a right to acquire within 60 days after February 1, 2006.

(13)	Information regarding Mr. Joyal is as of February 10, 2006.

(14)	Includes 945,786 shares subject to immediately exercisable options; 95,000 options which became exercisable on February 1, 2006; 1,809,530 vested RSUs which employees have a right to acquire within 60 days from February 1, 2006; 71,258 unvested RSUs which will become vested within 60 days from February 1, 2006 and as a result of which employees will have a right to acquire within 60 days from February 1, 2006; 9,936 restricted shares under the DSCP, 42,052 options held under the DCP; 269,951 shares held under the ESOP; and 43,513 shares under the PSP for the listed directors and executive officers as a group. Assuming the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 8,605,868 shares (representing 14.57% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen Directors. Our Board currently consists of six members, but has determined to increase the size of the Board to seven members effective at the time of the Annual Meeting and to propose the election of seven directors at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Nominees

The following information relates to the nominees for election as Directors:

Richard B. Handler, 44, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies since January 2001, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital

Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees.

Brian P. Friedman, age 50, a nominee, was appointed to serve as a Director in July 2005 and has been Chairman of the Executive Committee of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”) since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners, formerly known as FS Private Investments and also of Furman Selz Investments, LLC, which he founded after heading the investment banking division of Furman Selz LLC for seven years. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell Lipton Rosen & Katz. As a result of his management of various funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on numerous boards of directors of private and public portfolio companies. In particular, Mr. Friedman has served on the Board of the general partner of K-Sea Transportation L.P. since 2004, as a board member of Telex Communications since 2001 and as chairman of its board since 2003, on the Board of Iowa Telecommunications Services, Inc. from June 2000 through September 2005, on the Board of Real Mex Restaurants, Inc. since 1998 and on the Board of Pacific Basin Shipping Limited since July 2004.

W. Patrick Campbell, age 60, a nominee, has been one of our Directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Richard G. Dooley, age 76, a nominee, has been one of our Directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee.

Robert E. Joyal, age 61, a nominee, was appointed by the Board to serve as a Director in January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director (1997-1999) and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company. Mr. Joyal is a trustee of each of MassMutual Corporate Investors and MassMutual Participation Investors (Closed End Investment Companies) and a director of MassMutual Select Funds and the MML Series Investment Funds (Open End Investment Companies). Mr. Joyal is also a director of Pemco Aviation Group, Inc. (Aircraft Maintenance and Overhaul), York Enhanced Strategies Fund (a Closed End Investment Company) and various private equity, mezzanine and turn around funds sponsored by First Israel Mezzanine Investors.

Frank J. Macchiarola, 64, a nominee, has been one of our Directors since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the

City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee and Compensation Committee.

Michael T. O’Kane, age 60, a nominee, will begin to serve as a Director in May of 2006 if elected. From 1986 through 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director — Private Placements from 1986 through 1990, then as Managing Director — Structured Finance from 1990 through 1996 and finally as Senior Managing Director — Securities Division from 1986 through 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit and Finance Committee of Assured Guaranty, Ltd. Mr. O’Kane has also served as a director of Scholarship America since 2003.

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

Joseph A. Schenk, age 47, has been our Chief Financial Officer and Executive Vice President since January 2000, Executive Vice President of Jefferies since January 2000, and was a Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

Lloyd H. Feller, 63, has been our Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group, Inc. from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group Inc., in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

Maxine Syrjamaki, 61, has been our Controller since May 1987, an Executive Vice President of Jefferies since November 1986, and Chief Financial Officer of Jefferies since September 1984. Ms. Syrjamaki was also Chief Financial Officer of Bonds Direct Securities LLC from 2001 through 2004, and Chief Financial Officer of Quarterdeck Investment Partners, LLC since 2001. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a C.P.A. in the audit group of Peat Marwick (now KPMG) specializing in financial institutions.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than certain tax qualified plans, such as our 401(k) and ESOP), under which our equity securities were authorized for issuance as of December 31, 2005.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,137,363	$19.54	7,756,856
Equity compensation plans not approved by security holders	—	—	—
Total	2,137,363	$19.54	7,756,856

(1)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price. If outstanding RSUs and similar rights were included, and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $1.96.

(2)	Of the shares remaining available for future issuance, as of December 31, 2005, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 570,257 shares under the 2003 Incentive Compensation Plan (the “2003 Plan”) for general use; 3,913,424 shares under the 2003 Plan designated for use under the DCP; and 708,662 shares under the Director Stock Compensation Plan. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits a combination of restricted share equivalents or other specified equity investment vehicles. Credits of RSUs to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our Common Stock on the last day of the quarter. The predetermined discount amount for 2005 was 10%. A maximum of 8,000,000 shares are reserved for restricted share units and options under the DCP. Restricted share equivalent units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional share units in accordance with the terms of the DCP. Restricted share units and options, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events. The discounted portion of any amounts credited is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, the participant’s death or a change in control. Options will become exercisable on the first anniversary of the third year after the year in which the option was granted, or earlier upon the participant’s death or retirement. Options expire at the end of the fifth year after the year of grant or 60 days after termination of employment other than due to death.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During 2005, the Board held five regular meetings and two special meetings. To assist in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended all of the 2005 meetings of the Board of Directors and its committees that he was required to attend. Though we do not have a policy regarding attendance by Directors at the Annual Meeting of Shareholders, three of the six directors attended the Annual Meeting of Shareholders in 2005.

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com and are attached as Appendix 1. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its Board members and nominees that may give rise to conflicts, in particular, that Mr. Campbell also serves on the Compensation Committee of Black & Veatch, Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp. and Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual. The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board or any committees. The Board has determined that Messrs. Campbell, Dooley, Joyal, Macchiarola and O’Kane each meet the independence standards as set forth in the Corporate Governance Guidelines and is a “Financial Expert” as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules.

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley and Frank J. Macchiarola. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which is available on our website as described below. During 2005, there were 14 meetings of the Audit Committee.

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola. The Compensation Committee is appointed by the Board to (1) advise senior management on the administration of our compensation programs, (2) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (3) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (4) produce a compensation committee report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2005, there were eight meetings of the Compensation Committee.

The current Corporate Governance and Nominating Committee members are Frank J. Macchiarola, Chairman, W. Patrick Campbell and Richard G. Dooley. The Corporate Governance and Nominating Committee (1) identifies individuals to the Board who are qualified to become board members consistent with criteria approved by the board, (2) recommends individuals to the Board for nomination as members of the Board and its committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the corporation, and (4) oversees the evaluation of the board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Like candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2005, there were six meetings of the Corporate Governance and Nominating Committee.

The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the chairman of the Audit, Compensation or Corporate Governance and Nominating Committee on a rotating basis. The non-management directors have the authority to retain outside consultants and to schedule additional meetings.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “About Us” link near the top of the left menu, and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Lloyd H. Feller, our General Counsel, at lfeller@jefferies.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022. To contact our non-management directors as a group or a committee of the Board of Directors directly, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, 12th Floor, New York, NY, 10022.

Director Compensation

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of policies approved by the Board from time to time and the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in restricted common stock or deferred shares of Jefferies Group, Inc.;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees in the form of cash or deferred cash. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares.

The amounts set forth above became effective at the beginning of 2006. In 2005, each member of our Board who was also a non-employee was entitled to receive an annual retainer of $30,000, paid quarterly; an annual grant of $80,000 in our restricted common stock or deferred shares; $1,500 for attendance at each regular meeting of the Board of Directors; $2,000 for attendance at each special meeting of the Board of Directors; an annual fee of $3,000 to each Chairman of a Committee of the Board of Directors; and $1,000 for each Committee meeting attended.

Directors who are also our employees are not paid Directors’ fees and are not granted restricted stock for serving as Directors.

Each Director may participate in our Charitable Gifts Matching Program pursuant to which we will match 50% of allowable charitable contributions made by a Director, up to a maximum matching contribution of $3,000 per person per year. Previously, our directors have also been given the opportunity to participate in certain company investments or investment funds on the same basis as our other employees.

The children of Directors may also participate (along with the children of all our employees) in the Boyd & Stephen Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Executive Compensation

Shown below is information concerning the compensation we paid to those persons who were, during 2005, (a) the Chief Executive Officer, (b) our other four most highly compensated Executive Officers as specified by SEC rules, and (c) up to two additional individuals who were Executive Officers during 2005 and for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer on December 31, 2005. The compensation described relates to services provided for us by the individuals for the fiscal years ended December 31, 2003, 2004 and 2005.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
		Annual		(f)
		Compensation(2)(3)		Restricted			(h)
(a)		(c)	(d)	Stock			All Other
Name and	(b)	Salary	Bonus	Award(s)(4)			Compensation(5)
Principal Position	Year	($)	($)	($)			($)

Richard B. Handler	2005	1,000,000	4,733,009		5,216,133		85
Chairman & Chief Executive	2004	1,000,000	6,862,000		16,000,000		17,052
Officer				Consisting of:
				2005 Long Term	8,000,000
				2006 Long Term	8,000,000

				Total	16,000,000
	2003	1,000,000	4,466,447		14,653,588		3,218
				Consisting of:
				2003 Related	8,515,588
				2004 Long Term	6,138,000

				Total	14,653, 588
Brian P. Friedman	2005	250,000	—		9,429,021	(1)	3,772
Chairman of the Executive Committee				Consisting of:
				2005 Related	3,429,022
				2005 Long Term	2,999,999
				2006 Long Term	2,999,999

				Total	9,429,021
Joseph A. Schenk	2005	275,000	975,000		649,962		3,772
Executive V.P. &	2004	275,000	725,000		1,333,333		14,072
Chief Financial Officer	2003	275,000	765,492		1,305,805		3,218
Lloyd H. Feller	2005	500,000	1,005,423		—		12,132
Executive V.P., General	2004	250,000	893,000		—		22,207
Counsel & Secretary	2003	250,000	840,291		8,357		3,218
Maxine Syrjamaki	2005	161,500	264,432		99,963		4,944
Controller	2004	161,500	290,365		50,000		15,203
	2003	161,500	271,750		72,948		3,218
John C. Shaw, Jr.	2005	541,667	—		0		4,643
Retired President	2004	1,000,000	1,532,400		1,021,600		13,862
	2003	1,000,000	1,695,696		4,909,572		3,218

(1)	In conjunction with negotiating 2005 and 2006 Pay-for-Performance Plans for Mr. Friedman in 2005, the Committee had determined to make grants of restricted stock that would cover 2005 and 2006. The restricted stock grant was made in 2005. As required by SEC rules, the dollar value of the long term restricted stock grants for 2005 and 2006 (approximately $3,000,000 for each) is included in the line showing 2005 compensation in the Table above. As discussed in the “Report of the Compensation Committee on Executive Compensation,” the Compensation Committee considers those grants as part of 2005 and 2006 compensation.

(2)	The “Bonus” column in the table above includes current year deferrals of $100,000 for Mr. Feller through the DCP.

(3)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans. In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, or have permitted deferred bonus amounts shown in the table above to be deemed invested in those entities. Some of these investment entities are funds managed by Jefferies or its affiliates, some hold equity and derivative securities in companies for which Jefferies or its affiliates have provided investment banking and other services, and others invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. See “Certain Relationships and Related Transactions.” Annual compensation for 2005 excludes the value of perquisites and personal benefits which, for each executive officer, did not exceed the lesser of 10% of his or her salary and bonus (as shown in the Table) or $50,000.

(4)	On December 31, 2005, the six individuals in the table held our restricted shares or restricted stock units (“RSUs”) with an aggregate market value as follows: Mr. Handler held 1,264,158 with a market value of $56,861,844; Mr. Friedman held 469,381 with a market value of $21,112,747; Mr. Schenk held 89,818 with a market value of $4,040,029; Mr. Feller held 20,000 with a market value of $899,600; Ms. Syrjamaki held 6,428 with a market value of $289,116; and Mr. Shaw held 248,165 with a market value of $11,162,461. The risk of forfeiture of Mr. Shaw’s restricted stock and RSUs was based on non-competition and related obligations in effect following his retirement.

In the case of Mr. Handler, restrictions on 600,000 RSUs granted on May 5, 2003 will lapse on May 5, 2006; restrictions on 62,110 RSUs granted on January 20, 2004 will lapse on January 20, 2007; restrictions on 474,637 RSUs granted on August 20, 2004 will lapse on January 1, 2008; and restrictions on 104,875 RSUs granted December 29, 2005 will lapse with respect to 20,975 RSUs on each December 29 from 2006 through 2010. The totals above do not include certain vested RSUs whose receipt Mr. Handler has deferred, including 704,989 RSUs arising upon Mr. Handler’s election to defer the gains from options, 1,068,732 RSUs arising upon the deferral of the receipt of restricted stock which have now vested, and 41,160 RSUs resulting from his deferral of dividends on vested RSUs. Deferrals on these RSUs will lapse upon the earliest to occur of his reaching age 65 or termination of employment and dividends payable on deferred RSUs will continue to be reinvested in additional vested and deferred RSUs.

In the case of Mr. Friedman, restrictions on 30,060 restricted shares granted February 7, 2002 lapsed on February 7, 2005; restrictions on 40,000 shares granted January 21, 2003 lapsed on January 23, 2006; restrictions on 65,000 RSUs granted January 20, 2004 will lapse on December 31, 2006; restrictions on 12,000 RSUs granted April 12, 2004 will lapse with respect to 3,000 RSUs on each January 20 from 2006 through 2009; restrictions on 150,000 RSUs granted January 16, 2005 will lapse with respect to 30,000 RSUs on January 18 of each of 2006 through 2009 and the balance on December 16, 2009; restrictions on 147,167 RSUs granted August 18, 2005 will lapse on August 15, 2008; and restrictions on 52,437 RSUs granted on December 29, 2005 will lapse on December 29 of each of 2006 through 2010.

In the case of Mr. Schenk, restrictions on 10,997 RSUs granted October 18, 2004 will lapse on October 18, 2007; restrictions on 9,327 RSUs granted April 12, 2004 will lapse on April 12, 2007; restrictions on 28,506 RSUs granted January 20, 2004 will lapse on January 20, 2007; restrictions on 9,164 RSUs granted August 4, 2003 will lapse on August 4, 2006; restrictions on 15,988 RSUs granted January 18, 2005 will vest 5,329 shares on each of January 18, 2006 and 2007 and 5,330 RSUs on December 16, 2007; restrictions on 14,402 RSUs will lapse with respect to 2,880 RSUs granted December 29, 2005, with respect to 2,881 shares on each December 29 of 2007 through 2009; and the balance will lapse on December 29, 2010.

In the case of Mr. Feller, restrictions on 10,000 restricted shares will lapse on December 2 of each of 2006 and 2007.

In the case of Ms. Syrjamaki, restrictions on 1,460 RSUs granted January 21, 2003 lapsed on January 23, 2006; restrictions on 1,211 RSUs granted January 20, 2004 will lapse on January 20, 2007; restrictions on 1,241 RSUs granted January 18, 2005 lapsed with respect to 248 RSUs on January 18, 2006, and will vest with respect to an additional 248 shares on January 18 of each of 2007 through 2009 with restrictions on the balance lapsing on December 16, 2009.

In the case of Mr. Shaw, restrictions on 200,000 shares granted January 1, 2003 will lapse on May 5, 2006; restrictions on 22,403 shares granted January 20, 2004 will vest January 20, 2007; regarding restrictions on

25,438 shares granted January 18, 2005, restrictions with respect to 8,479 shares lapsed on January 18, 2006, restrictions with respect to 8,479 shares will lapse on January 18, 2007 and restrictions with respect to 8,480 shares will lapse on December 16, 2007.

In addition, each of the named executive officers held share denominated deferrals under the DCP as follows: Mr. Handler, 124,721 shares; Mr. Friedman, 10,334 shares; Mr. Schenk, 48,638 shares; Mr. Feller, 7,492 shares, Ms. Syrjamaki 7,244 shares; and Mr. Shaw 43,290 shares.

(5)	The total amounts for 2005 shown in the “All Other Compensation” column include the following:

• Matching contributions under our 401(k)/Profit Sharing Plan (“PSP”). During the plan year ended November 30, 2005, Messrs. Friedman, Schenk, Feller, Shaw and Ms. Syrjamaki each received $3,500 as our matching contribution.

• Reallocation of forfeitures under our Employee Stock Ownership Plan (“ESOP”). During the plan year ended November 30, 2005, we credited the accounts of the five executive officers with 7.1105 shares of Common Stock at an original cost of $11.895 per share, for a total value of $84.58 as a result of such forfeitures.

• Reallocation of forfeitures under the PSP. During the plan year ended November 30, 2005, we credited the accounts of Friedman, Schenk, Feller, Shaw and Syrjamaki with $188 as a result of PSP forfeitures.

• With respect to Mr. Feller and Ms. Syrjamaki, $8,359 and $1,171 respectively as the value of discount shares acquired under our deferred compensation plan.

Aggregated Option/SAR Exercises In Last Fiscal Year
And FY-End Option/SAR Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired		Options/SARs at FY-		Options/SARs at FY-
	on Exercise	Value	End (#) Exercisable (E)/		End ($) Exercisable/
Name	(#)	Realized ($)	Unexercisable (U)		Unexercisable(1)

Richard B. Handler	—	—	625,076	(E)	$14,617,111	(E)
Brian P. Friedman	—	—	98,320	(E)	$2,357,410	(E)
Joseph A. Schenk	—	—	117,414	(E)	$2,727,572	(E)
Lloyd H. Feller	—	—	50,000	(E)	$1,140,250	(E)
Maxine Syrjamaki	—	—	1,708	(E)	$45,475	(E)
John C. Shaw, Jr.	—	—	0		0

(1)	At December 30, 2005, the closing price of our Common Stock was $44.98, which was the price used to determine the year-end value tables.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our Directors and Executive Officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee On Executive Compensation, Report Of The Audit Committee and the Performance Graph on page 20 shall not be incorporated by reference into any such filings.

Report Of The Compensation Committee
On Executive Compensation

The Compensation Committee of the Board of Directors, the members of which in 2005 were Messrs. Campbell, Dooley, and Macchiarola, has furnished the following report on executive compensation:

To: The Board of Directors and Shareholders of Jefferies Group, Inc.

Our Compensation Committee acts on behalf of the Board of Directors and shareholders to administer the compensation program for executives. We intend that this compensation program will promote the Company’s long-term success and profitability, to the benefit of shareholders. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance. Each member of the Committee serving now and throughout 2005 was independent under New York Stock Exchange and other applicable standards of independence.

We have established compensation policies, plans and programs for executive officers that are intended to meet a number of key objectives:

•	Provide incentives that reward productivity and profitability, and keep expense of the program in line with performance

•	Provide competitive levels of compensation in order to attract talented employees

•	Provide compensation that is perceived as fair, in comparison to other companies and within the Company

•	Encourage long-term service and loyalty to the Company

•	Promote our entrepreneurial culture, in which executives and employees are shareholders and act in the interest of shareholders.

We implement a large part of the executive compensation program under the 2003 Incentive Compensation Plan, a shareholder-approved plan which provides for cash-based incentive awards tied to measures of performance and for grants of stock options, restricted stock and other share-based awards. Specifically, cash annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success, while equity-based awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders.

In implementing compensation policies, plans, and programs for 2005, we considered the effects of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a public company’s tax deduction for compensation to its chief executive officer and any of the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. We seek to preserve the tax deductibility of most compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation policies and programs. To this end, the 2003 Plan has been designed and implemented in a manner so that annual incentive awards, stock options, and some restricted stock/restricted stock unit awards granted to senior executives can qualify as “performance-based compensation” that will remain fully deductible by the Company. We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). We retain the flexibility to enter into arrangements that may result in nondeductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.

Compensation Paid to Executive Officers Generally

This report explains our program for paying senior executives for 2005. We make our decisions on executive compensation focusing on total direct compensation for a given year. Total direct compensation includes annual compensation, consisting of base salary and quarterly and annual bonuses, and long-term compensation. As you read our report, please keep these key points in mind:

•	Many of our determinations concerning the 2005 program were made before 2005. In this way we can set performance goals for executives to achieve in the up-coming year, and actual performance in that year becomes the key determinant of the amount of compensation earned.

•	We decided in 2004 to grant awards that provide the long-term component of compensation to our Chairman of the Board and Chief Executive Officer (the “CEO”) over a period of two years. Thus restricted stock units granted in 2004 constituted part of the total direct compensation of the CEO for 2005 and 2006.

•	Under applicable SEC rules, the Summary Compensation Table shows equity compensation based on the year restricted stock units were actually granted. Accordingly, some of the restricted stock units shown as granted in 2004 are amounts which we view as equity compensation for 2005 and some of the restricted stock units shown as granted in 2005 are amounts which we view as equity compensation for 2006.

•	In 2005, we granted restricted stock units to the Chairman of the Executive Committee of Jefferies, which constitutes the long-term component of his compensation for 2005 and 2006. The entire amount of this grant is shown in the Summary Compensation Table as a grant in 2005.

•	We pay part of the short-term incentive to our most senior officers in the form of restricted stock units, which is shown as long-term compensation in the Summary Compensation Table.

•	We provide benefits to executives and other employees that are not part of what we consider direct compensation. As discussed further below, we intend these benefits to be generally competitive and to promote other compensation program objectives, but, our evaluation of these benefits generally is separate from our decisions on total direct compensation.

The Company is engaged in a highly competitive business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation. Therefore, we review information concerning compensation paid to executive officers of competitors, including how such compensation correlates to performance and how the Company’s performance compares to those competitors. To be consistent over time, we have used a “peer group” of public companies we identified in 2000 based on comparable business activities and competition for clients and executive talent. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria.

We used the peer group information to provide general guidance in our decision making for 2005, particularly regarding levels of total direct compensation for the CEO, the Chairman of the Executive Committee, and the CFO, the appropriate levels for individual components of direct compensation (salary, bonus, and long-term awards), and the upward and downward variability in short-term incentives based on specific measures of performance. However, we do not attempt to target an executive officer’s total direct compensation to a particular level or percentile of the average compensation payable to peer group executives. Rather, peer-group information provides context for our decisions on compensation and performance, particularly with respect to competitiveness of our program. We also consider the peer group information to identify compensation trends in the industry.

This non-formulaic approach is appropriate in view of the fact that the Company is a unique organization, with few, if any, true “peers” in the industry. Part of what makes it unique is its entrepreneurial culture that is driven by highly talented and productive individuals. In contrast to many other companies, our two most senior executives have roles that blend both management and production responsibilities. The level of compensation of high-performing producers in the industry generally is high, regardless of executive duties. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.

We have retained Mercer Human Resource Consulting to assist us as we set the compensation of our most senior executive officers. Mercer provides data and analysis regarding the peer companies, and makes recommendations as to the amount and structure of executive compensation under our program. Mercer assisted us in reevaluating the peer group, and provided us with a study in 2004 regarding the competitiveness of our total direct compensation of the CEO based on the revised peer group and that of the CFO based on the prior peer group. In 2005, Mercer also provided information and analysis which we used in determining the compensation of the Chairman of the Executive Committee of Jefferies.

Annual compensation paid to executive officers in 2005, generally consisted of a base salary and/or quarterly and annual bonuses which were determined in whole or in part by reference to, for some executives, earnings per share, return on equity, and pre-tax profit margin. These financial measures are calculated using consolidated financial results of Jefferies Group, Inc. Financial results are adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2005. In the case of the two Executive Vice Presidents, we specified a minimum guaranteed bonus, with higher levels of bonus potentially earnable based on the Company’s financial performance. In addition, in the case of the Controller who has predominantly administrative functions, the amount of annual bonus payable is based on individual initiative and performance; we have delegated authority to senior management to make determinations regarding annual incentive and other components of the Controller’s compensation.

The amount of each executive officer’s base salary is intended to provide a predictable level of income to enable the executive to meet living expenses and financial commitments. In 2003, we determined to set the salary of our CEO at $1 million, a level not exceeding the permitted level of non-performance based compensation that is fully deductible by the Company under Code Section 162(m). This salary level remained in effect in 2005. Other named executive officers’ salaries were unchanged in 2005, except we increased the Executive Vice President, General Counsel and Secretary’s salary in connection with our review of compensation for that position and we set the salary for the newly hired Chairman of the Executive Committee of Jefferies & Company, Inc. at a level of 50% of the salary of the CEO. As stated above, our determination of the appropriate level of base salary is subjective and not formulaic.

In 2005, we again implemented the 2003 Plan’s authorization of cash performance awards by means of the Pay-For-Performance Program. Under that Program, we determined formulas for payment of annual and quarterly bonuses to executive officers by a date early in 2005, so that the performance goals and potential rewards could positively influence executives during the year. The levels potentially earnable in an executive’s incentive opportunity are set, taking into account other components of compensation, with a view to providing an overall compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. In particular, these formulas provided for no annual bonus if threshold levels of performance were not achieved (except for guaranteed minimum bonuses for the two Executive Vice Presidents), a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels (as the case may be), up to a specified maximum payout. For 2005, the program included payouts of a portion of the bonus authorized for achievement of performance goals for some fiscal quarters. We received significant input from the CEO in determining the bonus formulas for executive officers other than the CEO. We have in some cases considered requests from the affected executive in setting the elements and amounts of the executive’s compensation.

The setting of the levels and other terms of annual bonuses potentially payable under the Pay-For-Performance Incentive Program involves our subjective determinations. In addition, we reserve the right to adjust bonus amounts downward, in our discretion, under the Program. As stated above, for 2005 the annual bonus incentives for the named executive officers other than the Controller were to be earned based on earnings per share (55% weighting), return on equity (40% weighting) and pre-tax profit margin performance (5% weighting). For 2005, performance with respect to earnings per share was outstanding, the increase in earnings per share (fully diluted) of 12.6% over 2004 exceeded the maximum full-year performance level. In addition, 2005 performance with respect to return on equity and pre-tax profit margin were each well in excess of the target level of performance set for the year. As a result of this outstanding performance, the annual incentive payout under the Pay-for-Performance Incentive Program for 2005 was authorized for the CEO at 166% of the target payout. For other executive officers, the 2005 performance goals were met and at levels substantially above the target levels. We retain discretion under the Pay-For-Performance Incentive Program to reduce an annual incentive payout based on an executive’s individual performance and other circumstances. Our exercise of this discretion can result in varying levels of bonus payouts.

We paid a portion of the annual bonus earned by the CEO and certain other named executive officers under the Pay-For-Performance Incentive Program in the form of restricted stock units, which require continued service after the performance year in order to vest. These grants in lieu of annual bonus generally vest in annual increments over five years, although in the case of death, disability, and termination by the Company without cause before the vesting date the awards do not lapse. Non-competition and other covenants intended to protect our business apply for the full vesting period in the case of termination by the Company not for cause before a change in control. These grants of restricted stock units in lieu of annual bonus in some cases were made with the concurrence of the affected executive officer.

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which is deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Certain Relationships and Related Transactions.” Stock units are credited to participants at a discount we establish each year, which was 10% in 2005. The amounts of 2005 salary and bonus deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. The portion of the deferrals under the DCP representing value of the discount on stock units are reflected in the Summary Compensation Table in the column captioned “All Other Compensation.”

As stated above, we granted equity-based awards as 2005 compensation, apart from the DCP, to certain executive officers, in the form of restricted stock units. For the CEO and the Chairman of the Executive Committee of Jefferies & Company, Inc, we granted restricted stock unit awards as the long-term component of the executive’s total direct compensation. These grants generally are based on our review of trends in the compensation of executives in the securities industry and our subjective judgment as to the appropriate level of total compensation for the executive officer. However, we consider grant practices of our peer group of companies to provide context for our decisions. Restricted stock unit grants to the CEO in 2004 were intended to be a component of total compensation for both 2005 and 2006, but the value of these grants is disclosed in the Summary Compensation Table entirely in 2004, the year of grant. Likewise, an award of restricted stock units to the Chairman of the Executive Committee of Jefferies & Company, Inc. in 2005 constitutes the long-term component of his total direct compensation for 2005 and 2006. Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company.

In 2003, the Company adopted Statement of Financial Accounting Standards No. 123 (FAS 123) as its method of accounting for stock-based compensation plans. FAS 123 provides a method by which the fair value of equity awards, including the fair value of stock options granted in 2003 and thereafter, can be calculated and reflected in the Company’s financial statements. The Company adopted the revised version of this accounting standard, FAS 123R, on January 1, 2006.

We have implemented a program permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

In addition to the deferred compensation program, the Company provides benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers, however. We also have adopted a policy, which was in effect in 2005, under which executives must reimburse the Company for personal, non-business use of Company property and services. The amount of this reimbursement is based on our incremental cost; there is no “threshold” or permitted level of perquisites. We provide the CEO with a driver for business transit, including his commute, and provide fuel and maintenance for the CEO’s vehicle in exchange for the use of the vehicle for other business purposes when not needed by the CEO.

Compensation Paid to the Chief Executive Officer in 2005

Our Committee is responsible for evaluating the performance and establishing the compensation level of the Company’s CEO, Richard B. Handler.

Mr. Handler’s compensation package for 2005 was intended to motivate and reward him for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align his interests with those of shareholders. In setting Mr. Handler’s compensation opportunities for 2005, we intended that such compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of this compensation based upon achievement of objective performance goals. As discussed above, the level of Mr. Handler’s compensation also reflects his significant contributions to the Company as a producer, particularly with respect to the High Yield Division, investment banking work, and management of the Jefferies Partners Opportunity Funds and Jefferies Employees Opportunity Fund (discussed in “Certain Relationships and Related Transactions” below), in addition to his duties as CEO. Since he assumed the duties of CEO, we have tied his bonus compensation to performance of the Company as a whole, and focused on creating long-term shareholder value through an emphasis on stock awards.

As discussed above, we made a series of decisions before the beginning of 2005 establishing Mr. Handler’s compensation program for 2005. The following table shows the total direct compensation we authorized, including the amount of short-term incentives that would be earned by performance at target levels with respect to earnings per share, return on equity, and pre-tax profit margin:

		Bonus			Equity Incentives(1)	Totals
	Salary	Threshold	Target	Superior Plus	Restricted Stock	At Target

Amount/ Value	$1,000,000	$1,000,000	$6,000,000	$11,000,000	273,318 shares/$8,000,000	$15,000,000

(1)	The restricted stock units were granted August 20, 2004, and are valued in the table at $33.71 per share, the market value of Company common stock on that date.

The level of total direct compensation for target level performance was lower for 2005 as compared to 2004, a determination we made in 2004 based on our assessment that this level of total direct compensation would be competitive and provide an incentive to outstanding performance. By making equity award grants in advance of 2005, we provided an opportunity to the executive to benefit from a sustained period of good performance, which in fact has occurred since 2002.

This total direct compensation for 2005 consisted of base salary, an incentive award implemented under and subject to the terms of the Pay-for-Performance Program and equity awards under the 2003 Plan. As discussed above, that salary level of $1 million, established for 2003, continued in 2005. Our aim in setting the CEO’s salary was to provide a non-performance based element of compensation that was certain as to payment, recognizing that some trade-off exists between a desire to avoid exposing the CEO to compensation risk and the desire to align the interests of the CEO as closely as possible with those of the Company’s shareholders.

As discussed above, Company performance for 2005 substantially exceeded the target levels for the performance goal as a whole and for the each of the components, earnings per share, return on equity and pre-tax profit margin. This resulted in the CEO becoming entitled to a bonus of $9.949 million under the Pay-for-Performance Incentive Program, an amount substantially in excess of the $6 million target bonus. We made one quarterly payout in 2005 of a portion of the bonus based on achievement of quarterly performance goals, but did not make a quarterly payout in the other three quarters although quarterly performance goals were achieved in all four quarters of 2005.

The long-term incentive component of the CEO’s 2005 compensation was granted in the form of restricted stock units in 2004. In August 2004, we granted 474,637 restricted stock units to the CEO, with a value of approximately $16 million, as the long-term incentive component of his 2005 and 2006 compensation. Through this grant, we sought to provide a substantial component of compensation that would focus the CEO on long-term growth in the value of the Company’s stock. Generally, we calculate the value of the restricted stock units and determine the amount of shares to be granted based on our targeted levels of total compensation for the CEO for the year. The restricted stock units grants provided for cliff vesting 3 years and four months after grant. The restricted stock units also were subject to a performance condition requiring that a minimum level of earnings per share be attained in 2003, in order to qualify the award as “performance based” under Section 162(m) of the Internal Revenue Code. This performance requirement was met in 2005. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service, and recognize the Company’s strong long-term performance attributable to the leadership of the CEO.

The CEO has not sold any stock which was issued to him under Company plans (or otherwise) since his employment began in 1990. He has elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and shares representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock, restricted stock units and options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

The foregoing report has been furnished by:

Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola

* * *

Report Of The Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman
Frank J. Macchiarola and Richard G. Dooley

* * *

Information Regarding Auditors’ Fees

We paid our independent registered public accounting firm the following fees for services rendered during 2004 and 2005:

Audit Fees — Our registered public accounting firm has billed us for audit fees in an aggregate amount of $3,642,861 for 2005 and $2,223,181 for 2004. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements, review of financial statements included in our Form 10-Q filings, the audit of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of management’s assessment that our internal controls and procedures are effective, the audit of various investment funds managed by Jefferies, the attestation required by Section 404 of Sarbanes-Oxley and for other services that are normally provided in connection with statutory and regulatory filings or engagements. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, subject to certain small exceptions for non-audit services, which are approved by the Audit Committee prior to the completion of the audit. In 2005, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees — Our independent registered public accounting firm has billed us for audit-related fees in an aggregate amount of $573,353 for 2005, and $216,000 for 2004. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Specifically, the services provided included the audit of our employee benefit plans, accounting questions regarding various issues including compensation, benefits, stock compensation, compliance issues regarding funds managed by Jefferies Asset Management and performing agreed upon procedures related to specific matters at our request.

Tax Fees — Our independent registered public accounting firm has billed us for tax fees in an aggregate amount of $389,663 for 2005, and $359,254 for 2004. These amounts include fees for tax compliance, tax advice and tax planning.

All Other Fees — Our independent registered public accounting firm did not bill us for any services during 2005 or 2004 that did not fall within the above categories.

Shareholder Return Performance Presentation

Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on our Common Stock against the cumulative total return of the Standard & Poor’s 500, and the Financial Service Analytics Brokerage (“FSA Composite”) Indices for the period of five fiscal years, commencing January 1, 2001 (based on prices at December 31, 2000), and ending December 31, 2005.

Comparison Of Five Year Cumulative Total Return*
Jefferies Group, Inc.’s Common, Standard & Poor’s 500 and FSA Composite Indices

	2000	2001	2002	2003	2004	2005
Jefferies Group Inc.	100	136	136	216	266	301
FSA Composite	100	78	61	81	193	98
S&P 500	100	88	69	88	98	103

*	Normalized so that the value of our Common Stock and each index was $100 on December 31, 2000.

Pension Plan

All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by the Jefferies Group, Inc. Employees’ Pension Plan (the “Pension Plan”), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through our contributions and through earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee’s covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

Covered remuneration for purposes of the Pension Plan includes the employee’s total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through 1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. From 1997 through 1999, the maximum covered remuneration was $160,000, for 2000 and 2001 the maximum covered remuneration was $170,000, and for 2002 and 2003, the maximum covered remuneration was $200,000. For 2004 and 2005, the maximum covered remuneration was $210,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility. Effective December 31, 2005, benefits under the Pension Plan were frozen. As a result, the estimated benefits described below are significantly lower than in prior years.

As of December 31, 2005, the estimated annual benefits payable upon retirement at normal retirement age for each of the persons named in the summary compensation table who are entitled to benefits under the Pension Plan are: Mr. Handler: $29,811; Mr. Schenk: $19,625; Ms. Syrjamaki: $44,471.

Certain Relationships And Related Transactions

Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Mr. Handler, Mr. Schenk and Ms. Syrjamaki in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. We believe the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated parties.

Our executive officers and directors have been permitted to make direct and indirect investments in certain high yield funds we manage on the same basis as we have given our other employees and investors. Although we commonly refer to these vehicles as funds, they are registered with the Securities & Exchange Commission as broker-dealers. These funds are managed by Jefferies and invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), is principally capitalized with equity investments from our employees. Jefferies and certain executive officers or other employees have direct investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. As a result of their respective investments, Mr. Handler, Chairman of the Board, Chief Executive Officer and a nominee, has an aggregate interest of 2.92% in the total members’ equity in the High Yield Funds; Mr. Friedman, one of our Directors, Chairman of the Executive Committee and a nominee, has an aggregate interest through a family partnership he controls of 0.26% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, has an aggregate interest of 0.10% in such total member’s equity; Ms. Syrjamaki, our Controller, has an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, has an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, one of our Directors and a nominee, has an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the High Yield Funds share gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each has available for such transactions. We modify the sharing arrangement from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2005, the High Yield Funds were being allocated an aggregate of 64% of such gains and losses and as of February 10, 2006, the High Yield Funds were being allocated an aggregate of 59% of such gains and losses. The High Yield Funds also reimburse Jefferies for their share of allocable trading expenses. At year end 2005, the High Yield Division had in excess of $945 million of combined pari passu capital available from the High Yield Funds (including unfunded commitments and availability under the High Yield Funds’ revolving credit facility) and Jefferies for use in the High Yield Division’s investment and trading strategy. The High Yield Funds have a revolving credit facility that is collateralized by their investments which is non-recourse to us. Jefferies receives a management fee from the JPOFs in an amount equal to 1% per annum of the market value of their investments and is entitled to a carried interest of 20% of all distributions once investors have received a specified threshold return. JEOF pays Jefferies a management fee of 3% per annum and there is no carried interest. Mr. Handler actively manages the High Yield Funds but does not receive any additional compensation from the High Yield Funds or as a direct result of his management of the High Yield Funds. Investors in the High Yield Funds would have the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.

In addition to the High Yield Funds, we have invested in private equity funds (“Private Equity Funds”) managed by companies (the “Fund Managers”) controlled in part by Mr. Friedman, one of our directors, Chairman of the Executive Committee of the Board of Directors of Jefferies and a nominee. The Fund Managers serve as the managers of the Private Equity Funds and have varying carried and other interests in those funds. Mr. Friedman has a substantial economic interest in the Fund Managers and, indirectly, in the income they generate from the Private Equity Funds. As of March 30, 2006, we had committed an aggregate of approximately $44.5 million to these funds, and had funded approximately $9.9 million. We have also guaranteed the obligations of two of these funds which may arise under a $20 million credit facility and a $4 million credit facility provided by a third party. We have also guaranteed a $30 million bank loan issued to a Jefferies employee fund related to Fund IV discussed below. As a result of those investments, commitments and guarantees, as of March 31, 2006, we have received distributions of approximately $10.6 million. Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. From January 1, 2005, through March 31, 2006, we received approximately $16 million for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments.

We employ and provide office space for all of the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs, other direct costs, as well as an agreed-upon estimate of indirect costs. In 2005, we billed and received approximately $4.3 million for such expenses.

On July 18, 2005, we entered into a Share and Membership Interest Purchase Agreement (the “Purchase Agreement”) with Mr. Friedman, a family partnership he controls, Mr. James L. Luikart, and certain of the Fund Managers. Jefferies Capital Partners IV L.P., together with its related parallel funds (“Fund IV”), is a private equity fund managed by a team led by Messrs. Friedman and Luikart. In the Purchase Agreement, we agreed to purchase a 49% interest in the manager of Fund IV and an amount, not less than 20% and not more than the percentage allocated to Mr. Friedman, of the carried interest attributed to Fund IV. In addition, we also acquired the right to receive similar interests from future private equity funds overseen by Mr. Friedman, subject to certain conditions including our commitment of capital to those future funds. We have mutually agreed with Mr. Friedman that, subject to certain permitted investments, neither party will sponsor or become a lead investor in any fund with substantially similar objectives to Fund IV or the future funds, or make any investment in a transaction meeting Fund IV or such future fund’s investment criteria. In exchange for those interests and future rights, we agreed to issue an aggregate of between 320,000 and 520,000 shares of common stock to Mr. Friedman. The actual number of shares of common stock to be issued will be based on the amount of capital committed at the final closing of Fund IV, which has not yet occurred. As of February 1, 2006, Mr. Friedman would have been entitled to receive approximately 320,000 shares based on capital committed at that time, a number that has increased to 400,000 as of March 7, 2006. Shares issued to Mr. Friedman under the Purchase Agreement are subject to clawback provisions based upon the size of a subsequent fund, as well as certain other conditions. The manager of Fund IV has agreed to pay us a pro rated annual management fee of $1.65 million for providing management services until the closing of the principal transactions contemplated by the Purchase Agreement. Through his interest in the manager of Fund IV, Mr. Friedman has an interest in the fees paid to the fund manager. A portion of the management fees are based on loans we guarantee, and on funds committed by an employee fund that has invested in Fund IV on both a leveraged and unleveraged basis.

Michael Handler, brother of our Chief Executive Officer, continues to manage a private investment fund on behalf of Jefferies Asset Management, one of our subsidiaries. As of April 1, 2006, Jefferies had an 11.92% interest in the fund, Richard Handler had a 3.56% interest in the fund, Mr. Friedman had a 1.09% interest in the fund, Mr. Schenk had a .04% interest in the fund, and Michael Handler had a 2.89% interest in the fund. Interests of Richard and Michael Handler in the fund include direct investments and indirect investments through our deferred compensation plans. Pursuant to his employment agreement, Michael Handler received an annual salary of $200,000. In addition, pursuant to his employment agreement, Michael Handler and his portfolio management team participate in a bonus pool based upon an agreed percentage of the management, administration and incentive fees received by Jefferies Asset Management from the fund, including the Jefferies investment. The distribution of the bonus pool among the fund’s portfolio management team is based upon the recommendation of Michael Handler for so long as Michael Handler remains employed as a portfolio manager of the fund and is subject to the prior approval of senior management of Jefferies Asset Management. For 2005, Michael Handler’s share of this bonus pool was $1,876,562 in cash, and 11,036 RSUs. In addition, during 2005, Mr. Handler received a residual bonus payment of $83,854 relating to adjustments to the 2004 bonus pool. Mr. Handler is also entitled to receive an additional 8,875 RSUs in 2006 based on the net assets of the fund as of January 1, 2006. Michael Handler’s relationship with Jefferies, his employment contract, which was based on the recommendation of the management of Jefferies Asset Management, and the compensation structure for the members of his group were reviewed and approved by the Governance and Nominating Committee of the Board of Directors. In reviewing Michael Handler’s contract, the Corporate Governance and Nominating Committee took into consideration management’s statements that the contract was the result of an arm’s length negotiation and that the contract was comparable to a contract that Jefferies Asset Management would enter into with an unrelated person having the same background and skills as Michael Handler. The Chief Executive Officer has recused himself from all direct or indirect supervision of the fund or Michael Handler’s activities. Jefferies Asset Management is responsible for the supervision of Michael Handler’s activities and has put in place a supervisory structure designed to provide reasonable assurances that any conflicts of interest created by the relationship between Richard and Michael Handler will be appropriately addressed. In addition to the regular review of the fund’s activities by the compliance group at Jefferies Asset Management, KPMG, our independent auditors, have audited the fund’s 2005 year end financial statements. In addition, as part of its ongoing risk based audit program, Internal Audit periodically reviews the activities of the asset management business.

We also continue to employ Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as the Director of Marketing. For his services during 2005 he was paid $345,000 in a combination of cash and restricted stock.

Annual Report And Independent Auditors

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2005. The appointment of independent registered public accounting firm is approved annually by the Audit Committee and is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection.

A representative of KPMG LLP, the independent registered public accounting firm who examined our consolidated financial statements for 2005, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

Other Matters

Management has received no shareholder proposal as of applicable deadlines specified under SEC rules, and otherwise does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2007 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022. To be considered timely under federal securities laws, any proposals must be received no later than December 13, 2006, to be included in next year’s proxy statement and proxy card, and no later than February 26, 2007, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 12, 2006

APPENDIX 1

CATEGORICAL STANDARDS FOR
DIRECTOR INDEPENDENCE

The Board has established the following guidelines to assist it in determining whether or not directors have a material relationship with Jefferies for purposes of determining independence.

A. Family Relationships.  A director will not be independent if, within the preceding five years; (i) the director was employed by Jefferies; (ii) an immediate family member of the director was employed by Jefferies as an officer; (iii) the director was employed by Jefferies’ independent auditor; (iv) an immediate family member of the director was employed by Jefferies’ independent auditor as a partner, principal or manager; or (v) a Jefferies executive officer was on the compensation committee of the board of directors of a Company that concurrently employed the Jefferies director, or that concurrently employed an immediate family member of the director as an officer. A director will not be independent if his or her spouse, parent, sibling or child is employed at Jefferies.

B. Commercial Relationships.  The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) the director is a director of another Company that does business with Jefferies, or to which Jefferies provides investment banking services; (ii) if an immediate family member of a director is a director or employee of another Company that does business with Jefferies or to which Jefferies provides investment banking services; (iii) if a director (or an immediate family member of the director) is an officer of another Company that does business with Jefferies and the annual sales to, or purchases from, Jefferies during such Company’s preceding fiscal year are less than five percent of the annual revenues of such Company; or (iv) if a director (or an immediate family member of the director) is an officer of another Company to which Jefferies provides services, provided that (1) such services are in the ordinary course of business of Jefferies and are on substantially the same terms as those prevailing at the time for comparable services provided to unaffiliated third parties; and (2) with respect to extensions of credit by Jefferies to such Company, no event of default has occurred.

C. Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director (or an immediate family member of the director) serves as an officer, director or trustee of a charitable organization, and Jefferies’ discretionary charitable contributions to the organization are less than $25,000 or one percent of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year, whichever is lower. (Jefferies’ automatic matching of employee charitable contributions are not included in Jefferies’ contributions for this purpose and do not affect a director’s independence.)

D. Personal Relationships.  The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director (or an immediate family member of the director) receives products or services from Jefferies in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, such as brokerage services, investment management services, and investments in funds managed by Jefferies or its affiliates, and

E. Annual Review.  The Board will annually review Jefferies’ commercial, charitable and personal relationships with Jefferies directors. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines set forth in sections (A), (B), (C) and (D) above. Jefferies will explain in its next proxy statement thereafter the basis for any board determination that any such relationship was immaterial.

F. Definitions.  For purposes of these guidelines, the terms “officer” and “immediate family member” shall have the meaning ascribed to them by the proposed NYSE Listed Company rules.

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 22, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1.	Election of Directors				2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Richard B. Handler
		¡	Brian P. Friedman		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
☐	WITHHOLD AUTHORITY	¡	W. Patrick Campbell
	FOR ALL NOMINEES	¡	Richard G. Dooley
		¡	Robert Joyal
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Frank J. Macchiarola Michael T. O’Kane

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

We are proud to have delivered our sixth consecutive year of record revenues, earnings and earnings per share. Across the board, our firm delivered solid results and our financial position remains strong as our capital has increased to over $2 billion. We believe we are executing successfully on our strategy to become the leading Wall Street firm focused on growing and mid-sized companies and their investors.
We have worked very hard to diversify our revenues by building upon our capital markets expertise and expanding the breadth of our capabilities and industry reach. Investment banking, sales and trading, research and asset management remain the cornerstones of our firm as we look to the future. We remain focused on growth, diversification, and providing the best execution on all fronts as we continue to to build our special firm. We have a solid foundation for future growth and scalability, and have tremendous momentum going into 2006.
As always, we are deeply appreciative of the loyalty of our growing client base, the support of our fellow shareholders, the hard work and dedication of our 2,045 employee-partners, and the vision of our fellow Executive Committee and Board Members.

Richard B. Handler Chairman and CEO	Brian P. Friedman Chairman of the Executive Committee
1                             ■
PROXY
JEFFERIES GROUP, INC.
Proxy for the Annual Meeting of Shareholders May 22, 2006
Solicited on Behalf of the Board of Directors of the Company
The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 22, 2006, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.
(Continued and to be signed on the reverse side.)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 22, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1.	Election of Directors.				2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Richard B. Handler
		¡	Brian P. Friedman		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
☐	WITHHOLD AUTHORITY	¡	W. Patrick Campbell
	FOR ALL NOMINEES	¡	Richard G. Dooley
		¡	Robert Joyal
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Frank J. Macchiarola Michael T. O’Kane

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.